Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Holdings Names Andrew D. Sandifer to Board

Company Expands Board of Directors from Eight to Nine Members

PITTSBURGH, March 22, 2023 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today announced that the company has increased the size of its Board of Directors from eight to nine members and has elected Andrew D. Sandifer as a director of the company, effective March 20, 2023.

Mr. Sandifer currently serves as Executive Vice President and Chief Financial Officer at FMC Corporation, a global agricultural sciences company. Earlier at FMC, he served as Vice President and Treasurer. Before joining FMC, Mr. Sandifer held key senior leadership positions at ARAMARK Corporation, Rohm and Haas Company (now part of The Dow Chemical Company), Boston Consulting Group, International Paper, and James River Paper.

Mr. Sandifer serves on the board of trustees of Germantown Academy, a private school near Philadelphia, Pennsylvania, and was previously a member of the board of directors of Philabundance, a leading hunger relief organization in the Delaware Valley.

Mr. Sandifer brings to the board broad international business experience and his expertise spans multiple industry sectors, with an emphasis on technology-driven product and materials businesses.

Chairman of the Board Stephen Tritch commented, “After a thorough, nationwide process, I am pleased that we arrived at the selection of Andrew Sandifer as the newest Koppers Board member. I believe that he will bring a fresh perspective to our Board discussions, which is always helpful in arriving at the best outcomes for Koppers shareholders.”

President and CEO Leroy Ball added, “I expect Andrew to be an immediate contributor to our Board through his strong financial acumen and broad business experience with a focus in the chemical sector. His background and experience will be invaluable as the financial regulatory landscape continues to become increasingly more complicated.”

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About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.